EXHIBIT 5

                     FOX, ROTHSCHILD, O'BRIEN & FRANKEL, LLP
                               2000 Market Street
                                   10th Floor
                        Philadelphia, Pennsylvania 19103



August 3, 1999

Right Management Consultants, Inc.
1818 Market Street
Philadelphia, PA 19103

Gentlemen:

We have acted as counsel to Right Management Consultants, Inc., a Pennsylvania corporation (the "Company"), in connection with the proposed issuance by the Company of up to 750,000 shares of the Company's Common Stock, $.01 par value, pursuant to the Company's 1993 Stock Incentive Plan, as amended (the "Plan"), plus such indeterminate number of additional shares as provided for by the anti-dilution provisions of the Plan (collectively the "Plan Shares"). The Plan Shares are to be offered and issued pursuant to a registration statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement").

As counsel to the Company, we have examined the Registration Statement and such corporate records, certificates and other documents, and have considered such questions of law as we have deemed necessary as the basis for this opinion. Based upon the foregoing, we advise you that in our opinion the Plan Shares have been duly and validly authorized and reserved for issuance by all necessary corporate action of the Company and will, upon issuance as contemplated by the Registration Statement and the Plan, be duly and validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

We also wish to disclose to you that various attorneys in this firm have beneficial ownership of small amounts of shares of the Company's Common Stock.

Very truly yours,



/s/ FOX, ROTHSCHILD, O'BRIEN & FRANKEL, LLP